SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, DC 20549



                            FORM 8-K

                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 20,
1996



              AMERICAN INDUSTRIAL PROPERTIES REIT
     (Exact name of registrant as specified in its charter)

        Texas              1-9016           75-6335572
 (State or Other      (Commission File  (I.R.S. Employer
 Jurisdiction of      Number)           Identification
 Incorporation)                         Number)


 6220 North Beltline, Suite 205, Irving,
                  Texas                        75063
 (Address of principal executive offices)   (zip code)

              (972) 550-6053
     (Registrant's telephone number,
           including area code)





Item 5.  Other Events

      On September 23, 1996, American Industrial Properties REIT (the "Trust") announced that it intends to seek reconsideration of the September 9, 1996 ruling by Judge Barefoot Sanders of the U.S. District Court for the Northern District of Texas (the "Ruling") which held that the Trust's Bylaw provision limiting share ownership to 9.8% of the Trust's issued and outstanding shares (the "Excess Share Provision) is invalid under the Texas REIT Act. The court entered its ruling in response to a motion for partial summary judgment filed by Pure World, Inc. and Paul O. Koether in connection with a lawsuit initiated by the Trust. The Trust's suit against Pure World, Inc. and Paul O. Koether alleges, among other things, violations under federal and state securities laws for material misrepresentations and omissions made by the defendants in filings made with the Securities and Exchange Commission.

      On September 20, 1996, in an effort to address the court's concerns as expressed in the Ruling while ensuring the protection of the Trust from an inadvertent or involuntary loss of its REIT status under the Internal Revenue Code of 1986, as amended (the "Code"), the Trust Managers of the Trust adopted a modified Bylaw provision (the "Bylaw Amendment") that will become effective upon the existing Excess Share Provision being finally adjudicated to be invalid or the Trust being enjoined from enforcing the existing Excess Share Provision. The Bylaw Amendment does not contain any restrictions on the transfer of Trust shares. Rather, the Bylaw Amendment seeks to assure preservation of REIT status by imposing an ownership limit consistent with the Code and industry standards. When triggered, the Bylaw Amendment results in the formation of a charitable trust to own Trust shares purchased in violation of the Bylaw Amendment.

      The Trustee is entitled to vote all shares held in the charitable trust and to receive all distributions on such shares, and will hold such distributions, for the benefit of the charitable beneficiary. If any distributions with respect to such shares are paid to the person who otherwise would have been considered the owner (the "Conveying Shareholder") before the Trust discovers the breach of the ownership limit, the Conveying Shareholder must pay that amount to the Trustee. Distributions on shares held in the charitable trust will be used by the trustee first to defray expenses of the charitable trust and second to pay any excess to the charitable beneficiary. The Conveying Shareholder will not receive any benefit from distributions.

      The Trustee is obligated to sell shares held in the charitable trust as soon as practicable to a person whose ownership of such shares would not cause a breach of the ownership limit. The net sale proceeds will be distributed first to defray expenses of the charitable trust, second to reimburse the Conveying Shareholder an amount intended to ensure that such person will not realize any appreciation in value of the shares and third to pay any excess to the charitable beneficiary. If a Conveying Shareholder sells such shares prior to the Trust discovering the prior automatic conveyance to the charitable trust, such shares shall be deemed to have been sold on behalf of the charitable trust and the Conveying Shareholder must deliver to the charitable trust an amount equal to the excess of the amount received by the Conveying Shareholder in such sale over the amount that the Conveying Shareholder would have received under the provisions of the Bylaw Amendment.

      The Bylaw Amendment requires any person who would beneficially own Trust shares in excess of the ownership limit but for the conveyance to a charitable trust, or who attempts to acquire such shares, to give the Trust immediate written notice of that event. In the case of such a proposed or attempted conveyance, the Conveying Shareholder must give at least fifteen days' prior written notice of the event and provide any other information that the Trust Managers request in order to determine whether such conveyance affects the Trust's status as a REIT under the Code.



Item   7.    Financial  Statements,  Pro   Forma   Financial
Information and Exhibits

     (c)  Exhibits

                    99.1 Amendment to the Bylaws of American
               Industrial  Properties REIT, dated  September
               20, 1996, adding Article XIII to the Bylaws.


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              AMERICAN INDUSTRIAL PROPERTIES
                              REIT



                     /s/ Charles W. Wolcott
                    Charles W. Wolcott
                    President and Chief Executive Officer

DATE:  September 24, 1996




                       Index to Exhibits

                                                      Sequentially
Exhibit No.       Description                         Numbered Pages
99.1              Amendment to the Bylaws of American
                  Industrial Properties REIT, dated
                  September 20, 1996, adding Article
                  XIII to the Bylaws.